Exhibit 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

January 10, 2020

This Amendment No. 1, dated as of January 10, 2020 (this “Amendment”), to the Agreement and Plan of Merger, dated November 10, 2019 by and among Inphi Corporation, a Delaware corporation (“Acquiror”), Einstein Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Acquiror, eSilicon Corporation, a Delaware corporation (“Target”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the securityholders’ representative (“Securityholders’ Agent”) (the “Agreement”). Capitalized terms not defined herein shall have the meanings given in the Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.10 of the Agreement, any term or condition of the Agreement can be waived or amended if such waiver or amendment is in writing and duly executed by or on behalf of the party to be charged with such waiver.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the undersigned parties, hereby intending to be legally bound, agree to amend the Agreement as set forth below.

AGREEMENT

1.                Amendment.

(a)         Section 1.1 of the Agreement shall be amended as follows:

(i)     The definition of “Per Share Amount” shall be revised to include at the end “, in each case, after taking into account the payment of amounts required to be made to Target’s management pursuant to Target’s Management Retention Plan, as set forth on the Payment Schedule.”

(ii)     A new definition shall be added after the definition of “Lease” or “Leases” and shall read as follows:

““Management Retention Plan” means Target’s Management Retention Plan adopted by Target’s Board of Directors on March 22, 2019, as amended on December 6, 2019.”

(iii)     The definition of “Pro Rata Portion” shall be amended in its entirety to read as follows:

““Closing Pro Rata Portion” means with respect to any applicable Effective Time Holder, as set forth in the Payment Schedule.”

(iv)     A new definition shall be added after “Closing Pro Rata Portion” and shall read as follows:

““Indemnification Pro Rata Portion” means with respect to any applicable Effective Time Holder, as set forth in the Payment Schedule.”

(b)         Section 2.10(b)(i) of the Agreement shall be amended and restated such that the last phrase which refers to Pro Rata Portion reads in its entirety as follows:

“…the Closing Pro Rata Portion and Indemnification Pro Rata Portion of each applicable Effective Time Holder, each stated as a percentage…”

(c)          Section 2.11(c)(i), Section 2.11(c)(ii), Section 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(d) shall be amended such that the reference to “Pro Rata Portion” shall be changed to “Closing Pro Rata Portion.”

(d)          Section 6.10(f) shall be amended such that the retention pool of “$5,000,000 in cash” shall instead read as follows: “at least $5,000,000 in cash.”

(e)          The last sentence of Section 9.1(a) shall be amended in its entirety to read as follows:

“The Escrow Consideration will be held by the Escrow Agent for the periods provided herein and in the Escrow Agreement, and any Escrow Consideration to be distributed to any Effective Time Holders shall be distributed in accordance with such Effective Time Holder’s Closing Pro Rata Portion, in each case, after taking into account the payment of amounts required to be made to Target’s management pursuant to Target’s Management Retention Plan, as set forth on the Payment Schedule.”

(f)           A new Section 9.1(e) shall be added to read as follows:

“Any unused portion of the Retention Amount shall remain in the Escrow Fund until such date as Acquiror is no longer able to make claims pursuant to the R&W Insurance Policies, or until the resolution of any timely claim made pursuant to the R&W Insurance Policies, whichever is later. Any unused portion of the Retention Amount, once eligible for release to the Effective Time Holders, shall be distributed to the Effective Time Holders in accordance with their Closing Pro Rata Portion.”

(g)         Section 9.2(a), Section 9.2(c), Section 9.5(b), and Section 9.9 shall be amended such that the reference to “Pro Rata Portion” shall be changed to “Indemnification Pro Rata Portion.”

(h)         The last sentence of 9.5(c) shall be amended to read in its entirety as follows:

“As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Payment Agent and/or Acquiror, as applicable, for further distribution to the Effective Time Holders in accordance with their Closing Pro Rata Portion, after taking into account the payment of amounts required to be made to Target’s management pursuant to Target’s Management Retention Plan, as set forth on the Payment Schedule.”

2.              All references to “this Agreement” in the Agreement shall mean the Agreement as amended by this Amendment. References in the Agreement to provisions “herein” or attachments “hereto” shall include the provisions of this Amendment.

3.            This Amendment, together with the Agreement and all exhibits and schedules thereto, and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Amendment is not intended to grant standing to any Person other than the parties hereto.

4.            This Amendment shall not constitute an amendment or waiver of any provision of the Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect.

5.             The provisions of Section 10 of the Agreement shall apply to this Amendment mutatis mutandis unless otherwise modified herein.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

INPHI CORPORATION

By: /s/ Richard Ogawa
Richard Ogawa, General Counsel

EINSTEIN ACQUISITION SUB, INC.

By: /s/ Richard Ogawa
Richard Ogawa, President and Chief Executive Officer

[Signature Page to Merger Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

ESILICON CORPORATION

By:    /s/ Jack Harding

Jack Harding, President and Chief Executive Officer

[Signature Page to Merger Agreement Amendment]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

SECURITYHOLDERS’ AGENT

By: /s/ Ryan Simkin Ryan Simkin, Managing Director

[Signature Page to Merger Agreement Amendment]